Exhibit 10.2

REVOLVING PROMISSORY NOTE

(Floating Rate)

3
$30,000,000.00	December 13, 2017

For value received, CBTX, INC., a Texas corporation, as principal (“Borrower”), promises to pay to the order of FROST BANK, a Texas state bank (“Lender”), at P.O. Box 1600, San Antonio, Texas 78296, or at such other address as Lender shall from time to time specify in writing, the principal sum of THIRTY MILLION AND NO/100 DOLLARS  ($30,000,000.00), or so much that may be advanced from time to time pursuant to the terms hereof (the “Loan”), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable Law, in which case interest shall be computed on a per annum basis of a year of 365 days (or 366 days in a leap year). All capitalized terms not herein defined shall have the respective meanings ascribed to them in the Loan Agreement (as hereinafter defined).

1.         Payment Terms.  All payments received hereunder shall first be applied to the payment of any expense or charges payable hereunder or under any of the other Loan Documents (as hereinafter defined), then to accrued and unpaid interest, with the balance applied to principal, or in such other order as Lender shall determine in its sole discretion. Payments on the Loan shall be as follows:

(a)        Payments of interest only shall be due and payable in four  (4)  quarterly installments on March 13, 2018,  June 13, 2018,  September 13, 2018, and December 13, 2018, interest being calculated on the unpaid principal each day principal is outstanding; and

(b)        Thereafter, payments of principal, together with accrued and unpaid interest on the outstanding principal balance of the Loan, shall be due and payable in twenty  (20)  quarterly installments over a term of sixty  (60)  months (the “Repayment Term”) payable on March 13,  June 13,  September 13 and December 13 of each year during the Repayment Term, after which time the entire outstanding principal balance of the Loan, all accrued and unpaid interest thereon and any other unpaid amounts shall be finally due and payable in full on December 13, 2023 (the “Maturity Date”). Quarterly installments on the Loan shall be established by Lender and in the amount necessary to amortize the outstanding principal balance of the Loan as of the end of the interest only period described in Section 1(a) above over the Repayment Term described in this Section 1(b).

2.         Late Charge.  If a payment is made more than ten (10) days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (i) five percent (5%) of the unpaid portion of the regularly scheduled payment; or (ii) $250.00, whichever is less. Additionally, upon maturity of the Loan, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within ten (10) days after the Maturity Date, Borrower will be charged a delinquency charge of (i) five percent (5%) of the sum of the outstanding principal balance (plus all accrued but unpaid interest); or (ii) $250.00, whichever is less. Borrower agrees with Lender that the

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charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

3.         Interest Rate.  Interest on the outstanding and unpaid principal balance of the Loan shall be computed at a per annum rate equal to the lesser of (i) a rate equal to the Prime Rate (initially as determined on the date hereof), with said rate to be adjusted daily to reflect any change in the Prime Rate and without notice to Borrower or any other person; or (ii) the highest rate permitted by applicable Law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable Law, said rate to be effective prior to maturity (however such maturity is brought about).  The term “Prime Rate,” as used herein, shall mean the maximum “Latest” “U.S.” prime rate of interest per annum published from time to time in the Money Rates section of The Wall Street Journal (U.S. Edition) or in any successor publication to The Wall Street Journal.  Borrower understands that the Prime Rate may not be the best, lowest, or most favored rate of Lender or The Wall Street Journal, and any representation or warranty in that regard is expressly disclaimed by Lender.  Borrower acknowledges that (i) if more than one U.S. prime rate is published at any time by The Wall Street Journal, the highest of such prime rates shall constitute the Prime Rate hereunder; and (ii) if at any time The Wall Street Journal ceases to publish a U.S. prime rate, Lender shall have the right to select a substitute rate that Lender determines, in the exercise of its reasonable commercial discretion, to be comparable to such prime rate, and the substituted rate as so selected, upon the sending of written notice thereof to Borrower, shall constitute the Prime Rate hereunder.

4.         Default Rate.  For so long as any event of default exists under this Note or under any of the other Loan Documents (as defined herein), regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the rate stated above plus five percent (5%) per annum, but in no event in excess of the highest rate permitted by applicable Law, and such accrued interest shall be immediately due and payable.  Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender's actual damages resulting from any event of default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

5.         Revolving Line of Credit.  Borrower may request advances and make payments hereunder from time to time up until December 13, 2018 (the “LOC Rest Date”), provided that it is understood and agreed that the aggregate principal amount outstanding at any time and from time to time shall not exceed $30,000,000.00. Until the LOC Rest Date, the unpaid principal balance of the Loan shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled by reason of the fact that the entire principal balance hereof may from time to time be paid in full prior to the LOC Rest Date. Prior to the LOC Rest Date, Borrower may borrow, repay and re-borrow hereunder. All payments and prepayments of principal of or interest on this Note shall be made in immediately available funds at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal of or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day, and any such extension of time shall be included in computing interest in connection

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with such payment. As used herein, “Business Day” means any week day on which Lender is open for transaction of its general banking business. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest under this Note.

6.         Prepayment.  Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of the Loan without penalty.  Any prepayments shall be applied first to accrued interest and any other amounts owing hereunder or under the other Loan Documents, and then to reduction of principal.  Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof.  All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

7.         Default.  It is expressly provided that upon default in the punctual payment of any indebtedness evidenced by this Note or any part hereof,  as the same shall become due and payable, or upon the occurrence of an event of default specified in any of the other Loan Documents, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable; (ii) if such default occurs prior to the LOC Rest Date, refuse to advance any additional amounts under this Note; (iii) foreclose all liens securing payment hereof; (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including, but not limited to, any such rights, remedies or recourses under the Loan Documents, at Law or in equity; or (v) pursue any combination of the foregoing. In the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then Borrower agrees and promises to pay all costs of collection, including reasonable attorneys’ fees.

8.         Joint and Several Liability; Waiver.  Each maker, signer, surety and endorser hereof, as well as all successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder.  Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others.  All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by Law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity.  No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

9.         No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable Law. The amounts of such interest or other charges previously paid to the holder of this Note in excess of the amounts permitted by applicable Law shall be applied by the holder of this Note to reduce the principal of the indebtedness evidenced by this Note, or, at the option of the holder of this Note, be refunded.  To the extent permitted by applicable Law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during

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the period of the full stated term of the Loan, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the Loan evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

10.       Security.  This Note has been executed and delivered pursuant to that certain Loan Agreement dated of even date herewith by and between Borrower and Lender (as may be amended from time to time, the “Loan Agreement”), and is secured by, inter alia, a Pledge and Security Agreement dated of even date herewith, by and between Borrower and Lender, covering certain collateral as more particularly described therein. This Note, the Loan Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including, but not limited to, those documents described above, are collectively referred to as the “Loan Documents.”  The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

11.       Texas Finance Code.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note.  To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply.

12.       Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the Laws of the United States may apply to the terms hereof, the substantive Laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

13.       Captions.  The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

BORROWER:

CBTX, INC., a Texas corporation

By:	/s/ Robert R. Franklin, Jr.
Robert R. Franklin, Jr., Chairman, President and Chief Executive Officer

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